Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of April 16, 2010 (the “Effective Date”), by and among ante4, Inc., a Delaware corporation having a place of business located at 5700 Wilshire Boulevard, Suite 625, Los Angeles, California (“ante4”), Plains Energy Investments, Inc., a Nevada corporation having a place of business located at 2812 1st Avenue N., Suite 506, Billings, Montana (“Plains Energy”), and Plains Energy Acquisition Corp., a Delaware corporation having a place of business located at 5700 Wilshire Boulevard, Suite 625, Los Angeles, California (“PAC”).

INTRODUCTION

A.            The respective Boards of Directors of the parties have (i) determined that it is in the best interests of such corporations and their respective stockholders to consummate the merger of PAC with and into Plains Energy (the “Merger”) and (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement.

B.            ante4, as the sole stockholder of PAC, has approved this Agreement, the Merger and the other transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of the Delaware General Corporation Law (“DGCL”) and the corporate bylaws of PAC.

C.            Pursuant to the Merger, among other things, the outstanding shares of capital stock of Plains Energy shall be converted into the right to receive upon Closing (as hereinafter defined) and thereafter, the Merger Consideration (as hereinafter defined).

D.            The parties to this Agreement are adopting this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and intend that the Merger and the other transactions contemplated by this Agreement be undertaken pursuant to such plan.

E.             The parties intend that the Merger shall qualify as a “reorganization,” within the meaning of Code Section 368(a), and that ante4, PAC and Plains Energy will each be a “party to a reorganization,” within the meaning of Code Section 368(b), with respect to the Merger.

AGREEMENT

Now, therefore, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

ARTICLE 1

(a)           DEFINITIONS

As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made.

“ante4” has the meaning ascribed thereto in the preambles to this Agreement.

“ante4 Common Stock” means the common stock, par value $0.001 per share, of ante4.

“ante4 Contracts” has the meaning ascribed thereto in Section 4.11(a).

“ante4 Financials” has the meaning ascribed thereto in Section 4.4(c).

“ante4 Insiders” has the meaning ascribed thereto in Section 4.13.

“ante4 Balance Sheet” has the meaning ascribed thereto in Section 4.4(c).

“ante4 Returns” has the meaning ascribed thereto in Section 4.10.

“ante4 SEC Filings” has the meaning ascribed thereto in Section 4.4.

“ante4 Warrants” has the meaning ascribed thereto is Section 2.2(b).

“ante5” means ante5, Inc., a wholly-owned subsidiary of ante4 created for the purpose of the Spin-Off.

“ante5 Note” means a promissory note issued from ante5 to ante4 at the Closing in the amount of Five Hundred Thousand Dollars ($500,000), with a one-year term and an annual interest rate equal to two percent (2.0%)

“Board” has the meaning ascribed thereto in Section 2.7(a).

“Agreement” has the meaning ascribed thereto in the preambles to this Agreement.

“ARS” means the auction rate securities in the amount of approximately $3,699,979 held by ante4 in its account with UBS Financial Services, which ante4 expects to be paid in full (net of the repayment of a line of credit with UBS Financial Services in the amount of approximately $2,422,920) in June 2010.

“Cash at Closing” means (i) Twenty Seven Million Five Hundred Thousand Dollars ($27,500,000) in cash or cash equivalents plus (ii) the ante5 Note.

“Certificate of Merger” means the certificate of merger in substantially the form attached hereto as Exhibit A.

“Closing” shall have the meaning ascribed thereto in Section 2.1(a).

“Closing Date” shall have the meaning ascribed thereto in Section 2.1(a).

“Code” has the meaning ascribed thereto in the preambles to this Agreement.

“DGCL” has the meaning ascribed thereto in the preambles to this Agreement.

“Dissenting Shares” shall have the meaning ascribed thereto in Section 2.5.

“Effective Date” shall have the meaning ascribed thereto in the preambles to this Agreement.

“Effective Time” shall have the meaning ascribed thereto in Section 2.1(a).

“Environmental Law” means any and all federal, state, local and foreign laws, common laws, statutes, ordinances, rules, regulations or other legal requirement relating to (i) the protection of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, release or disposal of, Hazardous Materials.

“Environmental Permit” means, with respect to any of the parties hereto, any permit, license, certificate, approval or authorization issued by a Governmental Entity that is required for the operation of such party’s business or the holding of any of its material assets or properties.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Feltl Fee and Expenses” means fees and expenses payable to Feltl and Company, Inc. as ante4’s financial advisor in connection with the Merger, in an amount that will not exceed Six Hundred Thousand Dollars ($600,000).

“Form 10” has the meaning ascribed thereto in Section 5.7.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal, whether domestic or foreign.

“Hazardous Materials” shall have the meaning ascribed thereto in Section 3.15(a).

“Hazardous Materials Activities” shall have the meaning ascribed thereto in Section 3.15(a).

“Holder” means any holder of ante4 Common Stock who was, prior to the Effective Time, a holder of Plains Energy Common Stock.

“Information Statement” shall have the meaning ascribed thereto in Section 3.23.

“Initial Registration Statement” has the meaning ascribed thereto in Section 5.5(a).

“Knowledge” shall mean the actual knowledge, after due inquiry, of James Russell (J.R.) Reger and Mitch Thompson.

“Leased Rights” has the meaning ascribed thereto in Section 3.12.

“Liabilities” has the meaning ascribed thereto in Section 3.14.

“Liens” has the meaning ascribed thereto in Section 3.3(a).

“Material Adverse Effect” shall, with respect to any entity, mean a material adverse effect on the business, operations, results of operations or financial condition of such entity taken as a whole, but shall exclude any effect resulting from or relating to (i) general economic conditions or general effects on the industries in which such entity operates, (ii) acts of terrorism or war (whether or not threatened, pending or declared), or (iii) the public announcement of this Agreement or the transactions contemplated hereby.

“Merger Consideration” means (a) the shares of ante4 Common Stock issuable in connection with the Merger to the holders of Plains Energy Common Stock pursuant to Section 2.2(a), (b) the ante4 Warrants to be issued to holders of Warrants pursuant to Section 2.2(b), and (c) restricted shares of ante4 Common Stock issuable to holders of Plains Energy Restricted Stock pursuant to Section 2.2(c).

“Merger” shall have the meaning ascribed thereto in the introduction of this Agreement.

“New Registration Statement” has the meaning ascribed thereto in Section 5.5(a).

“NRS” means the Nevada Revised Statutes.

“OTCBB” has the meaning ascribed thereto in Section 4.22.

“PAC” shall have the meaning ascribed thereto in the preambles to this Agreement.

“Permitted Liabilities” has the meaning ascribed thereto in Section 4.4(c).

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company or partnership, joint venture, estate, trust, proprietorship, association, organization, labor union or Governmental Entity.

“Plains Energy” shall have the meaning ascribed thereto in the preambles to this Agreement.

“Plains Energy Common Stock” means the common stock, par value $0.001 per share, of Plains Energy.

“Plains Energy Financial Statements” has the meaning ascribed thereto in Section 3.10.

“Plains Energy Insiders” has the meaning ascribed thereto in Section 3.8.

“Plains Energy Intellectual Property” has the meaning ascribed thereto in Section 3.20(a).

“Plains Energy Latest Balance Sheet” has the meaning ascribed thereto in Section 3.14.

“Plains Energy Plans” has the meaning ascribed thereto in Section 3.17(a).

“Plains Energy Restricted Stock” has the meaning ascribed thereto in Section 2.2(c).

“Plains Energy Returns” has the meaning ascribed thereto in Section 3.6(a).

“Plains Energy Stock” means the Plains Energy Common Stock and the Plains Energy Restricted Stock.

“Prepaid Assets” has the meaning ascribed thereto in Section 4.24.

“Registrable Securities” shall mean all shares of ante4 Common Stock issued as Merger Consideration in exchange for shares of Plains Energy Common Stock pursuant to Section 2.2 and all shares of ante 4 Common Stock issuable upon exercise of any Warrants.

“Requisite Plains Energy Stockholder Vote” shall have the meaning ascribed thereto in Section 3.2.

“Restricted Stock Agreements” has the meaning ascribed thereto in Section 2.2(c).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Spin-Off” means the transaction whereby ante4 will distribute as a dividend to its stockholders of record as of the close of business on the day before the Effective Date, with respect to their ante4 Common Stock, their pro-rata portion of the shares of ante5.

“Spin-Off Information Statement” has the meaning ascribed thereto in Section 5.7.

“Surviving Company” shall have the meaning ascribed thereto in Article 2.

“Tax (and with the corresponding meaning “Taxes” and “Taxable”) shall mean (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, transfer, value added, ad valorem, franchise, capital stock, profits, license, withholding, payroll, employment, social security, unemployment, disability, workers’ compensation, employment-related insurance, excise, environmental, severance, stamp, occupation, premium, real property, personal property, or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount, imposed by any Governmental Entity, whether disputed or not; and (b) any liability for the payment of any amount of the type described in clause (a) as a result of an entity being a member of a consolidated, affiliated, combined or unitary group.

“Tax Affiliate” shall include each of the following entities, which collectively, shall be “Tax Affiliates:” (A) a party to this Agreement; (B) each of its subsidiaries and other Affiliates (if any); (C) each other member of any consolidated, affiliated, combined or unitary group of which such party or any such Affiliate is or was a member for purposes of any Taxes.

“Tax Returns” (and with corresponding meaning “Tax Return”) shall include all returns, claims for refund, declarations, reports, estimates, elections and information returns and statements (including any attached schedules and any amendments thereto) required to be filed or sent by or relating to a party to this Agreement or any of its Tax Affiliates and relating to any Taxes with respect to any income, properties or operations of such party or any of such Tax Affiliates.

“Tax Authority” shall mean the U.S. Internal Revenue Service and any other federal, state, local or foreign Governmental Entity responsible for the administration of any Tax.

“Transfer Agent” means Wells Fargo Shareowner Services.

“Warrants” has the meaning ascribed thereto in Section 2.2(b).

(b)           ARTICLE 2

MERGER

At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, PAC shall be merged with and into Plains Energy, the separate corporate existence of PAC shall cease, and Plains Energy shall continue as the surviving corporation and as a wholly owned subsidiary of ante4. Plains Energy, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Company.”

2.1           Effects of Merger.

(a)           Subject to the provisions of Article 6, the closing of the Merger and the other transactions contemplated hereby shall take place on the date hereof at the offices of ante4’s counsel, Maslon Edelman Borman & Brand, LLP, in Minneapolis Minnesota (the “Closing,” and the date of the Closing shall be referred to interchangeably as the “Closing Date” or Effective Date, as the case may be).  On the Closing Date, to effect the Merger the parties hereto will cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL, and with the Secretary of State of the State of Nevada in accordance with the NRS. The Merger shall be effective on the later of the date and time that the Certificate of Merger is filed with the Delaware Secretary of State or articles of merger are filed with the Secretary of State for the State of Nevada (the “Effective Time”).

(b)           Each of ante4, Plains Energy and PAC shall use its reasonable best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the DGCL and the NRS.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either Plains Energy or PAC, the officers of ante4 and the Surviving Company are fully authorized in the name of Plains Energy and PAC to take, and shall take, all such lawful and necessary action provided that any action so taken is consistent with the terms and conditions of this Agreement.

(c)           The certificate of incorporation of Plains Energy as in effect at the Effective Time shall be the certificate of incorporation of the Surviving Company at and after the Effective Time, until thereafter amended as provided by law and such certificate of incorporation.  The bylaws of Plains Energy as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company at and after the Effective Time, until thereafter amended as provided by law and such bylaws.

2.2          Effect on Plains Energy Capital Stock and PAC Capital Stock.  To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

(a)           Each share of Plains Energy Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be extinguished pursuant to this Section 2.2 and the Dissenting Shares as defined in Section 2.5 below) shall be cancelled and extinguished and automatically converted into the right to receive 0.86836131 of one (1) fully paid and non-assessable share of ante4 Common Stock. ante4 shall issue to each holder of Plains Energy Common Stock (other than holders of shares extinguished pursuant to this Section 2.2 and Dissenting Shares) certificates evidencing the number of shares of ante4 Common Stock determined in accordance with the foregoing, with each fractional share rounded up to the nearest whole share.

(b)           Warrants to purchase an aggregate of 5,400,000 shares of Plains Energy Common Stock that are issued and outstanding immediately prior to the Effective Time (the “Warrants”) will be exchanged into warrants to purchase 0.86836131 of one (1) share of ante4 Common Stock for each share of Plains Energy Common Stock represented by the Warrants immediately prior to the Effective Time, exercisable at $0.98 per share, with each fractional warrant share rounded up to the nearest whole share (the “ante4 Warrants”).  The ante4 Warrants will be substantially in the form attached hereto as Exhibit B.

(c)           A total of 540,000 restricted shares of Plains Energy Common Stock outstanding immediately prior to the Effective Time issued pursuant to restricted stock award agreements (the “Plains Energy Restricted Stock”) will be exchanged into 0.86836131 of one (1) restricted share of ante4 Common Stock for each share of Plains Energy Restricted Stock outstanding immediately prior to the Effective Time, with each fractional share rounded up to the nearest whole share, subject to the vesting, risk of forfeiture and other conditions set forth in the form of restricted stock agreement attached hereto as Exhibit C (the “Restricted Stock Agreements”). The certificates representing such restricted shares of ante4 Common Stock will accordingly be marked with appropriate legends.

(d)           Each share of Plains Energy Stock held immediately prior to the Effective Time by Plains Energy as treasury stock will be cancelled and extinguished without any conversion thereof and no payment will be made with respect to such shares;

(e)           Each share of common stock, $0.001 par value per share, of PAC issued and outstanding immediately prior to the Effective Time will be automatically converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Company; and

(f)            All shares of ante4 Common Stock issued upon the surrender of and exchange for shares of Plains Energy Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Plains Energy Stock.

2.3                                 Rights of Holders of Plains Energy Capital Stock.

(a)           From and after the Effective Time and until surrendered for exchange, each outstanding stock certificate that immediately prior to the Effective Time represented shares of Plains Energy Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2) shall be deemed for all purposes, to evidence ownership of and to represent the number of whole shares of ante4 Common Stock into which such shares of Plains Energy Stock shall have been converted pursuant to Section 2.2(a) above.  The record holder of each such outstanding certificate representing shares of Plains Energy Stock, shall, after the Effective Time, be entitled to vote the shares of ante4 Common Stock into which such shares of Plains Energy Stock shall have been converted on any matters on which the holders of record of the ante4 Common Stock, as of any date subsequent to the Effective Time, shall be entitled to vote. In any matters relating to such certificates of Plains Energy Stock, ante4 may rely conclusively upon the record of stockholders maintained by Plains Energy containing the names and addresses of the holders of record of Plains Energy Stock on the Effective Date.

(b)           At the Effective Time, ante4 shall have reserved a sufficient number of authorized but unissued shares of ante4 Common Stock for issuance in connection with the issuance of the Merger Consideration upon automatic conversion of Plains Energy Stock into ante4 Common Stock at the Effective Time and a sufficient number of authorized but unissued shares of ante4 Common Stock for issuance in connection with the exercise of the ante4 Warrants.

2.4                                 Procedure for Exchange of Certificates.

(a)           After the Effective Time, each holder of certificate(s) theretofore evidencing outstanding shares of Plains Energy Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2) shall, upon surrender of such certificate(s) to the registrar or transfer agent for ante4 Common Stock, be entitled to receive certificates representing the number of whole shares of ante4 Common Stock into which shares of Plains Energy Stock theretofore represented by the certificates so surrendered shall have been converted as provided in Section 2.2 hereof.  ante4 shall not be obligated to deliver certificates representing shares of ante4 Common Stock, to which any holder of shares of Plains Energy Stock is entitled, until such holder surrenders the certificate(s) representing such Plains Energy Stock.  Upon surrender, each certificate evidencing Plains Energy Stock shall be canceled.  If there is a transfer of Plains Energy Stock ownership which is not registered in the transfer records of Plains Energy, a certificate representing the proper number of shares of ante4 Common Stock may be issued to a

Person other than the Person in whose name the certificate so surrendered is registered if: (x) upon presentation to the Secretary of ante4, such certificate shall be properly endorsed or otherwise be in proper form for transfer, (y) the Person requesting such transfer shall pay any transfer or other Taxes required by reason of the issuance of shares of or certificates representing shares of ante4 Common Stock to a Person other than the registered holder of such certificate or establish to the reasonable satisfaction of ante4 that such Tax has been paid or is not applicable, and (z) the issuance of such shares of or certificates representing shares of ante4 Common Stock shall not, in the sole discretion of ante4, violate the requirements of Section 4(2) of the Securities Act with respect to the private placement of ante4 Common Stock that will result from the Merger.

(b)           Any shares of ante4 Common Stock issued in the Merger will not be transferable except (1) pursuant to an effective registration statement under the Securities Act or (2) upon receipt by ante4 of a written opinion of counsel reasonably satisfactory in form and substance to ante4 to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws.  Restrictive legends will be placed on all certificates representing shares of ante4 Common Stock issued in the Merger, substantially as follows:

NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS (SUCH FEDERAL AND STATE LAWS, THE “SECURITIES LAWS”) OR (B) IF THE COMPANY HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE REGISTRATION OR SIMILAR REQUIREMENTS OF THE SECURITIES LAWS.

(c)           In the event any certificate for shares of Plains Energy Stock shall have been lost, stolen or destroyed, ante4 shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of a sworn affidavit of that fact by the holder thereof, one or more certificates representing such shares of ante4 Common Stock as provided herein; provided, however, that ante4, in its discretion and as a condition precedent to the issuance of such certificates, may require the holder of the shares represented by such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against ante4 or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

2.5                                 Dissenting Shares.

(a)           Shares of Plains Energy Stock outstanding immediately prior to the Effective Time and held by a stockholder of Plains Energy who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised and preserved dissenters’ rights with respect to such shares in accordance with Chapters 92A.420 and 92A.440 of the NRS (the “Dissenting Shares”) shall not be converted into or represent a right to receive shares of ante4 Common Stock pursuant to Section 2.2 above, but the holders thereof shall be entitled only to such rights as are granted by Chapters 92A.300 to 92A.500, inclusive, of the NRS.  Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Chapters 92A.300 to 92A.500, inclusive, of the NRS, shall receive payment therefor from the Surviving Company in accordance with such laws; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment of such shares under Chapters 92A.300 to 92A.500, inclusive, of the NRS, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Time, into and represent the right to receive the shares of ante4 Common Stock as provided in Section 2.2 above.

(b)           Any payments in respect of Dissenting Shares will be deemed made by the Surviving Company.

2.6           Stock Options.  Other than the Warrants and the Plains Energy Restricted Stock, there are not currently, and at the Effective Time, there will not be, any outstanding options or other rights to acquire any shares of Plains Energy Stock.

2.7           Directors and Officers of ante4 and of the Surviving Company.

(a)           As of the date hereof, four (4) members of ante4’s board of directors (the “Board”) have resigned as members of the Board, with Steve Lipscomb, Bradley Berman and Lyle Berman (as Chairman) remaining to serve as members of the Board.  Plains Energy has appointed James Russell Reger, Larry O’Toole, Terry Harris, John Lahti and Myrna McLeroy to serve as new Board members, which members have been approved by ante4 in advance. Plains Energy and ante4 agree that an additional Board member will be approved as soon as is practicable after the Closing Date, which member will serve as an independent Board member.  The parties agree and acknowledge that Larry O’Toole, Terry Harris, Joseph Lahti and Myrna McLeroy, along with the additional independent Board member to be appointed as soon as is practicable after the Closing Date, will consist of a majority of the Board, and are, or will be, independent members.  For purposes of this Agreement, a Board member is independent if such director would be considered independent under rules or standards promulgated by the Nasdaq Stock Market or the New York Stock Exchange.  In the event that less than a majority of the Board members are considered independent, the Board will appoint the minimum number of additional Board members (while keeping the total number of Board members at an odd number) necessary to ensure that a majority of the Board is independent.  Each director will hold such office until their respective successors are duly elected or appointed and qualified, or such persons are otherwise removed, in accordance with applicable law and the certificate of incorporation and bylaws of ante4.

(b)           As of the date hereof, the officers of Plains Energy immediately prior to the Effective Time have become the officers of ante4, each to hold office until their respective successors are duly appointed or such persons are removed from office in accordance with applicable law and the certificate of incorporation and bylaws of ante4.  James Russell (J.R.) Reger was appointed as ante4’s Chief Executive Officer, and Mitch Thompson was appointed as ante4’s Chief Financial Officer.  The officers of ante4 immediately prior to the Effective Time have been terminated by ante4, effective as of the Effective Time, in conformity with Section 6.2(c).

(c)          The directors of Plains Energy immediately prior to the Effective Time have been appointed as the directors of the Surviving Company, each to hold office until their respective successors are duly elected or appointed and qualified, or such persons are otherwise removed, in accordance with applicable law and the certificate of incorporation and bylaws of the Surviving Company.  As of the date hereof, the officers of Plains Energy immediately prior to the Effective Time are the officers of the Surviving Company, each to hold office until their respective successors are duly appointed or such persons are removed from office in accordance with applicable law and the certificate of incorporation and bylaws of the Surviving Company.

2.8           Tax Treatment.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code.  Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.  Both prior to and after the Closing, each party’s books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a tax-free reorganization under Section 368(a) of the Code (and comparable provisions of any applicable state or local laws).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PLAINS ENERGY

Plains Energy hereby represents and warrants as follows:

3.1          Organization and Qualification.  Plains Energy is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted. The copies of the certificate of incorporation and bylaws of Plains Energy that have been made available to ante4 on or prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof.  Plains Energy is duly licensed or qualified to do business and is in good standing in every jurisdiction in which the nature of its business or the ownership or leasing of its properties requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Plains Energy.

3.2           Authority Relative to this Agreement; Non-Contravention.  Plains Energy has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Plains Energy and the consummation by Plains Energy of the transactions contemplated hereby has been duly authorized by the Board of Directors of Plains Energy and has been approved by the affirmative vote of the holders of a majority of the outstanding shares of Plains Energy Stock (the “Requisite Plains Energy Stockholder Vote”). No other corporate proceedings on the part of Plains Energy are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Plains Energy and, assuming it is a valid and binding obligation of ante4 and PAC and further assuming the instrument evidencing ante5’s indemnification as described in Section 6.2(h) is a valid and binding obligation of ante5, constitutes a valid and binding obligation of Plains Energy enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Plains Energy is not subject to, or obligated under, any provision of (a) its certificate of incorporation or bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the case of clauses (b), (c) or (d), individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Plains Energy. Except for (a) approvals under applicable blue sky laws and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Nevada and the Secretary of State of Delaware, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Plains Energy for the consummation by Plains Energy of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Plains Energy or materially adversely affect the consummation of the transactions contemplated hereby.

3.3                                 Capitalization.

(a)           The authorized, issued and outstanding shares of capital stock of Plains Energy and all issued and outstanding warrants to purchase capital stock of Plains Energy immediately prior to the Effective Time are set forth on Schedule 3.3(a).  All issued and outstanding shares of Plains Energy Stock have been duly authorized and validly issued, are fully paid and nonassessable, have not been issued in violation of any preemptive rights, and are free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any options, pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), except those restrictions and provisions applicable to the vesting of the Plains Energy Restricted Stock.  Other than as described on Schedule 3.3(a), Plains Energy has no other equity securities or securities containing any equity features that are authorized, issued or outstanding. Except as set forth in Schedule 3.3(a), there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by Plains Energy and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Plains Energy any shares of capital stock or other securities of Plains Energy of any kind. Except as set forth on Schedule 3.3(a), there are no agreements or other obligations (contingent or otherwise) which may require Plains Energy to repurchase or otherwise acquire any shares of its capital stock.

(b)           Schedule 3.3(b) contains a list of the names, addresses and tax identification numbers of the holders of record as of the date of this Agreement of all issued and outstanding shares of Plains Energy Stock, Warrants and/or Plains Energy Restricted Stock and the number of shares of Plains Energy Stock each of them holds or for which a Warrant is exercisable.

(c)           Plains Energy does not own, and is not a party to any contract to acquire, any equity securities or other securities of any entity or any direct or indirect equity or ownership interest in any other entity.  To Plains Energy’s knowledge, there exist no voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of Plains Energy.

3.4           Litigation.  There are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of Plains Energy, threatened against Plains Energy, at law or in equity, or before or by any federal, state or other Governmental Entity.

3.5           No Brokers or Finders.  There are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of Plains Energy.

3.6                                 Tax Matters.

(a)           For purposes of this Agreement, “Plains Energy Returns” (and with corresponding meaning “Plains Energy Return”) shall include the all Tax Returns of Plains Energy relating to any Taxes with respect to any income, properties or operations of Plains Energy or any its Tax Affiliates.  Except as disclosed on Schedule 3.6:  (i) Plains Energy and each of its Tax Affiliates has timely filed (or has had timely filed on its behalf) all Plains Energy Returns required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it to any Tax Authority having jurisdiction; (ii) all such Plains Energy Returns are complete and accurate in all material respects; (iii) Plains Energy and each of its Tax Affiliates has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) Plains Energy has established on the Plains Energy Latest Balance Sheet, in accordance with GAAP, consistently applied, reserves that are adequate for the payment of any Taxes not yet due and payable; and (v) Plains Energy and each of its Tax Affiliates has complied with all applicable laws, rules and regulations relating to the collection or withholding of Taxes from third parties (including, without limitation, employees) and the payment thereof (including, without limitation, withholding of Taxes under Code Sections 1441 and 1442, or similar provisions under any foreign laws).

(b)           There are no material Liens for Taxes upon any assets of Plains Energy or any of its Tax Affiliates, except statutory Liens for Taxes not yet due.

(c)           No deficiency for any Taxes has been proposed, asserted or assessed against Plains Energy or any of its Tax Affiliates that has not been resolved and paid in full or is not being contested in good faith.  No waiver, extension or comparable consent given by Plains Energy or any of its Tax Affiliates regarding the application of the statute of limitations with respect to any Taxes or Plains Energy Returns is outstanding, nor is any request for any such waiver or consent pending.  There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Plains Energy Returns or Taxes relating to Plains Energy or any of its Tax Affiliates, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Plains Energy by any Tax Authority regarding any such Tax audit or other proceeding, or, to the knowledge of Plains Energy, is any such Tax audit or other proceeding threatened with regard to any Plains Energy Returns or Taxes or relating to Plains Energy or any of its Tax Affiliates.  Plains Energy does not expect the assessment of any additional Taxes of Plains Energy for any period prior to the date hereof and has no knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes relating to Plains Energy or any of its Tax Affiliates that would exceed the estimated reserves established on its books and records.

(d)           Neither Plains Energy nor any of its Tax Affiliates is liable for Taxes of any other Person nor is currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any Tax sharing agreement or any other agreement providing for payments by Plains Energy with respect to Taxes.  Neither Plains Energy nor any of its Tax Affiliates is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.  Neither Plains Energy nor any of its Tax Affiliates has agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Code Section 481 (or any corresponding provision of state, local or foreign law) in Taxable income.  Schedule 3.6 contains a list of all jurisdictions in which Plains Energy or any of its Tax Affiliates is required to file any Plains Energy Return and no claim has been made by a Tax Authority in a jurisdiction where Plains Energy or any of its Tax Affiliates does not currently file Plains Energy Returns, that Plains Energy or any of its Tax Affiliates is or may be subject to Taxation by that jurisdiction.  There are no advance rulings in respect of any Tax pending or issued by any Tax Authority with respect to any Taxes of or any of its Tax Affiliates.  Neither Plains Energy nor any of its Tax Affiliates has entered into any gain recognition agreements under Code Section 367 and the Treasury Regulations promulgated thereunder.  Neither Plains Energy nor any of its Tax Affiliates is liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income Tax purposes.

(e)           Plains Energy has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Code Section 355) in a distribution of stock qualifying for Tax-free treatment under Code Section 355.

(f)            Plains Energy has not requested any extension of time within which to file any Plains Energy Return, which return has not since been filed.

(g)           Neither Plains Energy nor any Tax Affiliate has, for the five (5) year period preceding the Closing, been a United States real property holding corporation within the meaning of Code Section 897(c)(2).

(h)           There have been delivered to ante4 true and complete copies of all Plains Energy Returns with respect to Taxes based on net income; and any other Plains Energy Returns requested by ante4 that may be relevant to Plains Energy or any of its Tax Affiliates or their respective business, assets or operations for any and all Taxable periods ending before the date hereof; and for any other Taxable years that remain subject to audit or investigation by any Tax Authority.

(i)            Plains Energy and each of its Tax Affiliates is, and at all times has been, a corporation or association Taxable as a corporation for federal income Tax purposes.

(j)            Neither Plains Energy nor any of its Tax Affiliates has made any election under Code Section 1362(a) to be an S corporation.

3.7           Contracts and Commitments.

(a)           Schedule 3.7 lists the following agreements, if any, whether oral or written, to which Plains Energy is a party, which are currently in effect, and which relate to the operation of Plains Energy’s business: (i) bonus, pension, profit sharing, retirement or other forms of deferred compensation plans; (ii) hospitalization insurance or other welfare benefit plans or practices, whether formal or informal; (iii) stock purchase or stock option plans; (iv) contracts for the employment of any officer, individual employee or other Person on a full-time or consulting basis or relating to severance pay for any such Person; (v) confidentiality agreements; (vi) contracts, agreements or understandings relating to the voting of Plains Energy Stock or the election of directors of Plains Energy; (vii) agreements or indentures relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of the assets of Plains Energy; (viii) guaranties of any obligation for borrowed money or otherwise; (ix) any lease or agreement under which Plains Energy is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $50,000; (x) any lease or agreement under which Plains Energy is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $50,000; (xi) contracts which prohibit Plains Energy from freely engaging in business anywhere in the world; (xii) lease, license, participation or similar agreements or arrangements, or agreements providing for the payment or receipt of royalties or other compensation by or for Plains Energy in connection with intellectual property rights, mineral rights (including oil and natural gas rights), or any other assets of Plains Energy; (xiii) contracts or commitments for capital expenditures in excess of $50,000; (xiv) agreements for the sale of any capital asset; or (xv) any other agreement which is either material to Plains Energy’s business or was not entered into in the ordinary course of business.

(b)           To Plains Energy’s knowledge, Plains Energy has performed, in all material respects, the obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in Schedule 3.7 and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption; Plains Energy has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and Plains Energy has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

3.8          Affiliate Transactions.  Except as set forth in Schedule 3.8, and other than pursuant to this Agreement, no officer, director or employee of Plains Energy, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such Persons owns any beneficial interest in Plains Energy (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent of the stock of which is beneficially owned by any of such Persons) (collectively, the “Plains Energy Insiders”), has any agreement with Plains Energy (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Plains Energy (other than ownership of capital stock of Plains Energy). Except as set forth on Schedule 3.8, Plains Energy is not indebted to any Plains Energy Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no Plains Energy Insider is indebted to Plains Energy (except for cash advances for ordinary business expenses). Except as set forth on Schedule 3.8, none of the Plains Energy Insiders has any direct or indirect interest in any competitor, supplier or customer of Plains Energy or in any Person from whom or to whom Plains Energy leases any property, or in any other Person with whom Plains Energy transacts business of any nature. The officers, directors and employees of Plains Energy have not, by virtue of their employment with or service to Plains Energy, usurped any corporate opportunities of any third party to which such officer, director and employee has, or could reasonably be considered to have, a fiduciary duty under any applicable laws.  For purposes of this Section 3.8, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children and siblings of such officer, director or employee.

3.9           Compliance with Laws; Permits.

(a)           Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on Plains Energy, Plains Energy and its officers, directors, agents and employees have complied with all applicable laws, Environmental Laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against Plains Energy, and Plains Energy has not received any written notice, alleging a violation of any such laws, Environmental Laws, regulations or other requirements. Plains Energy is not relying on any exemption from or deferral of any such applicable law, Environmental Laws, regulation or other requirement that would not be available to ante4 after it acquires Plains Energy’s properties, assets and business.

(b)           Except as set forth on Schedule 3.9, Plains Energy has no licenses, permits, Environmental Permits or certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to permit it to conduct its business and own and operate its properties.

3.10         Financial Statements.  Plains Energy has provided ante4 with an audited balance sheet of Plains Energy for the period from inception through December 31, 2009, and the related audited statements of operations, stockholders’ equity and cash flows of Plains Energy for the periods then ended, as well as an unaudited balance sheet of Plains Energy as of March 31, 2010, and the related unaudited statements of operations, stockholders’ equity and cash flows of Plains Energy for the period from January 1, 2010 to March 31, 2010 (together, the “Plains Energy Financial Statements”).  The Plains Energy Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents and will fairly present the financial position of Plains Energy as of the respective dates thereof and the results of its operations and cash flows and stockholder equity for the periods indicated.

3.11         Books and Records.  The books of account, minute books, stock record books, and other similar records of Plains Energy, complete copies of which have been made available to ante4, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Plains Energy.

3.12         Real Property.  Plains Energy does not own any real property.  A list of (i) all leased real property of Plains Energy, including a list of all land parcels and associated mineral, oil and natural gas interests and rights and the owners or co-licensors thereof, is set forth on Schedule 3.7 (the “Leased Rights”).  Plains Energy has good and valid title to all of its leaseholds, Leased Rights and other interests free and clear of all Liens, except for royalty interests and such Liens and encumbrances which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.  The real property to which such leaseholds, Leased Rights and other interests pertain constitutes all of the real property used in Plains Energy’s business. Schedule 3.7 contains a list of all real property which, as of the date hereof, Plains Energy intends to purchase after the Closing Date.

3.13         Insurance.  The insurance policies obtained and maintained by Plains Energy that are material to Plains Energy are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that Plains Energy is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and Plains Energy has received no written notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

3.14         No Undisclosed Liabilities.  Except as reflected in the unaudited balance sheet of Plains Energy as of March 31, 2010 or the related notes thereto (the “Plains Energy Latest Balance Sheet”), Plains Energy has no liabilities, whether accrued, absolute, contingent, unliquidated or otherwise (collectively, “Liabilities”), of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Plains Energy, except (i) Liabilities which have arisen since the date of the Plains Energy Latest Balance Sheet in the ordinary course of business consistent with past practice, none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit, and which would not reasonably be expected to have a Material Adverse Effect,  or (ii) Liabilities under this Agreement. In the case of Liabilities arising in the ordinary course of business consistent with past practice, such Liabilities, other than Liabilities that are accrued but not yet payable, are separately and specifically identified on Schedule 3.14.

3.15         Environmental Matters.

(a)           To its knowledge, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Plains Energy, (i) Plains Energy has not transported, handled, treated, stored, used, manufactured, distributed, disposed of, released or exposed its employees or others to pollutants, contaminants, hazardous wastes, or any toxic, radioactive or otherwise hazardous materials (“Hazardous Materials”) in violation of any applicable law, and (ii) Plains Energy has not disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any applicable law, rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(b)           No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Plains Energy’s knowledge, threatened against Plains Energy concerning (i) any Plains Energy Permit relating to any environmental matter, (ii) any Hazardous Material or (iii) any Hazardous Materials Activity of Plains Energy.  Plains Energy is not aware of any fact or circumstance which could involve Plains Energy in any environmental litigation or impose upon Plains Energy any environmental liability.

(c)           Plains Energy has complied and is in compliance, in each case in all material respects, with all applicable laws, rules, regulations, treaties and statutes promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.

(d)           To the best of Plains Energy’s knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or threatened against the lessors of the leaseholds or Leased Rights held by Plains Energy concerning (i) any Permit held by such lessors relating to any environmental matter, (ii) any Hazardous Material or (iii) any Hazardous Materials Activity of such lessors.  Plains Energy is not aware of any fact or circumstance related to such lessors which could involve Plains Energy, and have a Material Adverse Effect on Plains Energy, in any environmental litigation or impose upon Plains Energy any environmental liability.

3.16         Absence of Certain Developments.  Except as disclosed in the Plains Energy Financial Statements or as otherwise contemplated by this Agreement, since December 31, 2009, Plains Energy has conducted its business in all material respects in the ordinary course consistent with past practice and there has not occurred (i) any event that would have a Material Adverse Effect on Plains Energy, (ii) any event that would reasonably be expected to prevent or materially delay the performance of Plains Energy’s obligations pursuant to this Agreement, (iii) any material change by Plains Energy in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of Plains Energy or any redemption, purchase or other acquisition of any of Plains Energy’s securities, (v) any material increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of Plains Energy, or any other material increase in the compensation payable or to become payable to any employees, officers, consultants or directors of Plains Energy, (vi) other than issuances of options pursuant to duly adopted option plans, any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by Plains Energy, (vii) any amendment to the certificate of incorporation or bylaws of Plains Energy, (viii) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by Plains Energy, (x) purchase, sale, assignment or transfer of any material assets by Plains Energy, (y) mortgage, pledge or existence of any Lien on any material assets or properties, tangible or intangible, of Plains Energy, except for Liens for taxes not yet due and such other Liens which do not, individually or in the aggregate, have a Material Adverse Effect on Plains Energy, or (z) cancellation, compromise, release or waiver by Plains Energy of any rights of material value or any material debts or claims, (ix) any incurrence by Plains Energy of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Plains Energy, (xi) entry into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which Plains Energy is a party or by which it is bound, (xiii) entry by Plains Energy into any loan or other transaction with any officers, directors or employees of Plains Energy, (xiv) any charitable or other capital contribution by Plains Energy or pledge therefore, (xv) entry by Plains Energy into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvi) any negotiation or agreement by Plains Energy to do any of the things described in the preceding clauses (i) through (xv).

3.17         Employee Benefit Plans.

(a)           Plains Energy does not have, and has never had, any employee benefit plan (within the meaning of Section 3(3) of ERISA), or any other plan, arrangement, program or payroll practice providing compensation, benefits or perquisites to any class of employees, former employees or directors of Plains Energy other than the Restricted Stock Agreements, the Warrants and the salary of Mitch Thompson.

(b)           Plains Energy does not have, and has never had, any agreement, plan or other arrangement for the benefit of any independent contractor serving Plains Energy that is or was treated as a nonqualified deferred compensation plan under Code Section 409A.

(c)           The consummation of the transactions contemplated by this Agreement will not (i) cause any employee, former employee, director or independent contractor to become entitled to any severance pay, unemployment compensation or other payment; (ii) accelerate the time of payment or vesting of any benefit payable to any such Person or (iii) increase the amount of compensation or benefits due to any such Person.

3.18         Employees.

(a)           Schedule 3.18 lists the following information for each employee and each director of Plains Energy as of the date of this Agreement, including each employee on leave of absence or layoff status: (1) name; (2) job title; (3) current annual base salary or annualized wages; (4) bonus compensation earned during 2009; (5) vacation accrued and unused; (6) service credited for purposes of vesting and eligibility to participate under Plains Energy Plans; and (7) the number of shares of Plains Energy Common Stock beneficially owned by each such employee.   Schedule 3.18 also lists the following information for each consultant or advisory board member of Plains Energy, as of the date of this Agreement: (x) name; (y) services performed in 2009; and (z) compensation received from Plains Energy with respect to services performed in 2009.

(b)           Except as otherwise set forth in Schedule 3.18, or as contemplated by this Agreement, to the knowledge of Plains Energy, (i) neither any executive employee of Plains Energy nor any group of Plains Energy’s employees has any plans to terminate his, her or its employment; (ii) Plains Energy has no material labor relations problem pending and its labor relations are satisfactory; (iii) there are no workers’ compensation claims pending against Plains Energy nor is Plains Energy aware of any facts that would give rise to such a claim; (iv) no employee of Plains Energy is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Plains Energy; and (v) no employee or former employee of Plains Energy has any claim with respect to any intellectual property rights of Plains Energy set forth in Schedule 3.20(b).

3.19         Proprietary Information and Inventions.  Each current Plains Energy employee, is a party to an employment agreement with Plains Energy containing non-disclosure provisions.  To Plains Energy’s knowledge, no current or former Plains Energy employee, consultant or board member who is a party to a non-disclosure agreement has breached such non-disclosure agreement.  To Plains Energy’s knowledge, no current or former Plains Energy employee, consultant or advisory board member who is a party to an employment agreement with Plains Energy has breached the non-disclosure provisions of such agreement.

3.20         Intellectual Property.

(a)  Plains Energy owns, or has the right to use pursuant to valid license, sublicense, agreement, or permission, all intellectual property rights used in or necessary for the operation of its business as presently conducted (the “Plains Energy Intellectual Property”). To Plains Energy’s knowledge, except as set forth in Schedule 3.20, (i) such intellectual property rights are owned free and clear of royalty obligations and encumbrances, (ii) the execution and delivery of this Agreement and the closing of the transactions contemplated hereby will not alter or impair any such rights, (iii) the use of all such Plains Energy Intellectual Property by Plains Energy does not infringe or violate the intellectual property rights of any person or entity, and (iv) Plains Energy has not granted any person or entity any rights, pursuant to written license agreement or otherwise, to use such Plains Energy Intellectual Property.  Plains Energy has taken all necessary action to maintain and protect each item of Plains Energy Intellectual Property that it owns or uses.

(b)           Schedule 3.20 identifies (i) each patent, trademark, trade name, service name or copyright with respect to any of Plains Energy’s Intellectual Property, all applications and registration statements therefor and renewals thereof (and sets forth correct and complete copies of all such patents, registrations and applications (as amended to date)) and (ii) all Plains Energy Intellectual Property that Plains Energy uses pursuant to license, sublicense, agreement, or permission, all of which are valid and in full force and effect, and the execution and delivery of this Agreement and the closing of the transactions contemplated hereby will not alter or impair any such rights.

3.21         Vote Required.  The Requisite Plains Energy Stockholder Vote is the only vote of the holders of any classes or series of Plains Energy capital stock necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

3.22         Full Disclosure.  The representations and warranties of Plains Energy contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading. There is no fact of which Plains Energy has knowledge that has not been disclosed to ante4 pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or would reasonably be expected to have a Material Adverse Effect on Plains Energy or materially adversely affect the ability of Plains Energy to consummate in a timely manner the transactions contemplated hereby.

3.23         Information Statement.  Plains Energy prepared an information statement which was circulated to all of its stockholders in connection with Plains Energy’s solicitation of the Requisite Plains Energy Stockholder Vote (the “Information Statement”) in accordance with Regulation D promulgated under the Securities Act and applicable state securities laws and the NRS.  Plains Energy furnished all material information concerning ante4, ante5 and Plains Energy, respectively, as could be reasonably necessary or requested in connection with the foregoing.  None of the information supplied by Plains Energy for inclusion or incorporation by reference in the Information Statement, at the time the Information Statement was first published, sent or given to holders of the Plains Energy Stock, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.24         Private Placement. Plains Energy has taken all necessary action on its part such that the issuance of the Merger Consideration to Plains Energy stockholders and warrant holders constitutes a valid “private placement” that is exempt from the registration requirements of the Securities Act and applicable state securities laws.  Without limiting the generality of the foregoing, Plains Energy has, as part of the Information Statement described in Section 3.23 hereof, (1) provided each Plains Energy stockholder with a stockholder qualification questionnaire in a form reasonably acceptable to both ante4 and Plains Energy and (2) used its reasonable best efforts to cause each Plains Energy stockholder to attest that such stockholder either (A) is an “accredited investor” as defined in Regulation D of the Securities Act, (B) has such knowledge and experience in financial and business matters that the stockholder is capable of evaluating the merits and risks of receiving the Merger Consideration, or (C) has appointed an appropriate person reasonably acceptable to both ante4 and Plains Energy to act as the stockholder’s purchaser representative in connection with evaluating the merits and risks of receiving the Merger Consideration.

(c)           ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ANTE4 AND PAC

ante4 and PAC hereby jointly and severally represent and warrant to Plains Energy as follows:

4.1           Organization and Qualification.  Each of ante4, ante5 and PAC is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted.  The copies of the certificate of incorporation and bylaws of each of ante4, ante5 and PAC that have been made available to Plains Energy on or prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date of this Agreement.  ante4 is duly licensed or qualified to do business and is in good standing in every jurisdiction in which the nature of its business or the ownership or leasing of its properties requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on ante4.  ante4 has no subsidiaries other than PAC and ante5.

4.2           Authority Relative to this Agreement; Non-Contravention.  Each of ante4 and PAC has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by each of ante4 and PAC, and the consummation by ante4 and PAC of the transactions contemplated hereby have been duly authorized by the Boards of Directors of each of ante4 and PAC and by ante4 as the sole stockholder of PAC.  No other corporate proceedings on the part of ante4 or PAC are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or will otherwise be sought by ante4. This Agreement has been duly executed and delivered by ante4 and PAC and, assuming it is a valid and binding obligation of Plains Energy, constitutes a valid and binding obligation of ante4 and PAC enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.  Neither ante4 nor PAC is subject to, nor obligated under, any provision of (a) their respective certificate of incorporation or bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit, nor (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the case of clauses (b), (c) or (d), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ante4. Except for (a) approvals under applicable blue sky laws and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of ante4 or PAC for the consummation by ante4 or PAC of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ante4 or PAC or materially adversely affect the consummation of the transactions contemplated hereby.

4.3           Capitalization.

(a)           The authorized, issued and outstanding shares of capital stock of ante4 as of the date hereof are correctly set forth on Schedule 4.3(a). The issued and outstanding shares of capital stock of ante4 have been duly authorized and validly issued, are fully paid and nonassessable, and have not been issued in violation of any preemptive rights.  Other than as described on Schedule 4.3(a), ante4 has no other equity securities or securities containing any equity features that are authorized, issued or outstanding. There are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by ante4 and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from ante4 any shares of capital stock or other securities of ante4 of any kind. There are no agreements or other obligations (contingent or otherwise) which may require ante4 to repurchase or otherwise acquire any shares of its capital stock.  Other than as described on Schedule 4.3(a), there are not currently any outstanding capital stock, options, warrants or other rights to acquire any shares of ante4 capital stock.

(b)           There are no registration rights and, to ante4’s knowledge, there exist no voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of ante4.

(c)           The authorized capital of PAC consists of One Hundred (100) shares of common stock, par value $0.001 per share, all of which are issued and outstanding and held of record by ante4 as of the date hereof.  The issued and outstanding shares of capital stock of PAC are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. Except as disclosed on Schedule 4.3(c), there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating PAC to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock

(d)           The authorized capital of ante5 consists of One Hundred Million (100,000,000) shares of common stock, par value $0.001 per share, one (1) share of which is issued and outstanding and held of record by ante4 as of the date hereof, and Twenty Million (20,000,000) shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding.  The issued and outstanding shares of capital stock of ante5 are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. Except as disclosed on Schedule 4.3(d), there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating ante5 to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock.

4.4           Exchange Act Reports.

(a)           The ante4 Common Stock has been registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and ante4 is subject to the periodic reporting requirements of Section 13 of the Exchange Act.

(b)           Since August 13, 2004, ante4 has timely filed all forms, reports and documents required to be filed with the SEC by applicable law, but for certain beneficial ownership forms required by Section 16 of the Exchange Act which were filed late, the disclosure of which has been described in ante4’s proxy statements and annual reports to stockholders used in connection with annual meetings of ante4 stockholders. All such required forms, reports and documents (including the financial statements, exhibits and schedules thereto and those documents that ante4 may file subsequent to the date hereof) are collectively referred to herein as the “ante4 SEC Filings.” As of their respective dates, the ante4 SEC Filings (i) were prepared in accordance with the requirements of the Securities Act or Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such ante4 SEC Filings, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)           Each of the financial statements (including, in each case, any related notes thereto) contained in the ante4 SEC Filings (the “ante4 Financials”), as of their respective dates, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the financial position of ante4 at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.  The balance sheet of ante4 as of January 3, 2010 is hereinafter referred to as the “ante4 Balance Sheet.” Except those Liabilities disclosed on Schedule 4.4 (the “Permitted Liabilities”), as of the Effective Time ante4 shall not have any Liabilities of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP.

4.5           Absence of Certain Developments.  Except as set forth in Schedule 4.5 or as disclosed in the ante4 SEC Filings or as otherwise contemplated by this Agreement, since January 3, 2010, ante4 has conducted its business in all material respects in the ordinary course consistent with past practice and there has not occurred (i) any event that would have a Material

Adverse Effect on ante4, (ii) any event that would reasonably be expected to prevent or materially delay the performance of ante4’s obligations pursuant to this Agreement, (iii) any material change by ante4 in its accounting methods, principles or practices, (iv) other than the Spin-Off, any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of ante4, or any redemption, purchase or other acquisition of any of ante4’s securities, (v) any material increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of ante4, or any other material increase in the compensation payable or to become payable to any employees, officers, consultants or directors of ante4, (vi) other than issuances of options pursuant to duly adopted option plans, any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by ante4, (vii) any amendment to the certificate of incorporation or bylaws of ante4, (viii) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by ante4, (x) purchase, sale, assignment or transfer of any material assets by ante4, (y) mortgage, pledge or existence of any Lien on any material assets or properties, tangible or intangible, of ante4, except for Liens for taxes not yet due and such other Liens which do not, individually or in the aggregate, have a Material Adverse Effect on ante4, or (z) cancellation, compromise, release or waiver by ante4 of any rights of material value or any material debts or claims, (ix) any incurrence by ante4 of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of ante4, (xi) entry by ante4 into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which ante4 is a party or by which it is bound, (xiii) entry by ante4 into any loan or other transaction with any officers, directors or employees of ante4, (xiv) any charitable or other capital contribution by ante4 or pledge therefore, (xv) other than the Spin-Off, entry by ante4 into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvi) any negotiation or agreement by ante4 to do any of the things described in the preceding clauses (i) through (xv).

4.6           Absence of Undisclosed Liabilities.  Attached as Schedule 4.6 is the audited ante4 Balance Sheet.  Except as reflected in the ante4 Balance Sheet, ante4 has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) except (i) liabilities which have arisen since the date of the ante4 Balance Sheet in the ordinary course of business consistent with past practice (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), (ii) liabilities under this Agreement; or (iii) as otherwise specifically identified on Schedule 4.6.  In the case of liabilities arising in the ordinary course of business consistent with past practice, such liabilities are separately and specifically identified on Schedule 4.6.

4.7           Litigation.  Other than as set forth on Schedule 4.7, there are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of ante4, threatened against ante4, at law or in equity, or before or by any Governmental Entity.

4.8           No Brokers or Finders.  Except for the Feltl Fee and Expenses, there are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of ante4.

4.9           Validity of the ante4 Common Stock.  The shares of ante4 Common Stock representing the Merger Consideration will be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and nonassessable.

4.10         Tax Matters.

(a)           For purposes of this Agreement, “ante4 Returns” (and with corresponding meaning “ante4 Return”) shall include the all Tax Returns of ante4 relating to any Taxes with respect to any income, properties or operations of ante4 or any its Tax Affiliates.  Except as disclosed on Schedule 4.10:  (i) ante4 and each of its Tax Affiliates has timely filed (or has had timely filed on its behalf) all ante4 Returns required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it to any Tax Authority having jurisdiction; (ii) all such ante4 Returns are complete and accurate in all material respects; (iii) ante4 and each of its Tax Affiliates has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) ante4 has established on the ante4 Balance Sheet, in accordance with GAAP, consistently applied, reserves that are adequate for the payment of any Taxes not yet due and payable; and (v) ante4 and each of its Tax Affiliates has complied with all applicable laws, rules and regulations relating to the collection or withholding of Taxes from third parties (including, without limitation, employees) and the payment thereof (including, without limitation, withholding of Taxes under Code Sections 1441 and 1442, or similar provisions under any foreign laws).

(b)           There are no material Liens for Taxes upon any assets of ante4 or any of its Tax Affiliates, except statutory Liens for Taxes not yet due.

(c)           No deficiency for any Taxes has been proposed, asserted or assessed against ante4 or any of its Tax Affiliates that has not been resolved and paid in full or is not being contested in good faith.  Except as disclosed in Schedule 4.10, no waiver, extension or comparable consent given by ante4 or any of its Tax Affiliates regarding the application of the statute of limitations with respect to any Taxes or ante4 Returns is outstanding, nor is any request for any such waiver or consent pending.  Except as disclosed in Schedule 4.10, there has been no Tax audit or other administrative proceeding or court proceeding with regard to any ante4 Returns or Taxes relating to ante4 or any of its Tax Affiliates, nor is any such Tax audit or other proceeding pending, nor has there been any notice to ante4 by any Tax Authority regarding any such Tax audit or other proceeding, or, to the knowledge of ante4, is any such Tax audit or other proceeding threatened with regard to any ante4 Returns or Taxes or relating to ante4 or any of its Tax Affiliates.  ante4 does not expect the assessment of any additional Taxes of ante4 for any period prior to the date hereof and has no knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes relating to ante4 or any of its Tax Affiliates that would exceed the estimated reserves established on its books and records.

(d)                          Neither ante4 nor any of its Tax Affiliates is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Code Section 280G; and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by ante4 or any of its Tax Affiliates not to be deductible (in whole or in part) under Code Section 280G.  Except as set forth on Schedule 4.10, neither ante4 nor any of its Tax Affiliates is liable for Taxes of any other Person nor is currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any Tax sharing agreement or any other agreement providing for payments by ante4 with respect to Taxes.  Except as set forth on Schedule 4.10, neither ante4 nor any of its Tax Affiliates is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.  Neither ante4 nor any of its Tax Affiliates has agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Code Section 481 (or any corresponding provision of state, local or foreign law) in Taxable income.  Schedule 4.10 contains a list of all jurisdictions in which ante4 or any of its Tax Affiliates is required to file any ante4 Return and no claim has been made by a Tax Authority in a jurisdiction where ante4 or any of its Tax Affiliates does not currently file ante4 Returns, that ante4 or any of its Tax Affiliates is or may be subject to Taxation by that jurisdiction.  There are no advance rulings in respect of any Tax pending or issued by any Tax Authority with respect to any Taxes of or any of its Tax Affiliates.  Neither ante4 nor any of its Tax Affiliates has entered into any gain recognition agreements under Code Section 367 and the Treasury Regulations promulgated thereunder.  Neither ante4 nor any of its Tax Affiliates is liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income Tax purposes.

(e)                                  ante4 has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Code Section 355) in a distribution of stock qualifying for Tax-free treatment under Code Section 355.

(f)                                    Except as set forth on Schedule 4.10, ante4 has not requested any extension of time within which to file any ante4 Return, which return has not since been filed.

(g)                               Neither ante4 nor any Tax Affiliate has, for the five (5) year period preceding the Closing, been a United States real property holding corporation within the meaning of Code Section 897(c)(2).

(h)                                 There have been delivered to Plains Energy true and complete copies of all ante4 Returns with respect to Taxes based on net income; and any other ante4 Returns requested by Plains Energy that may be relevant to ante4 or any of its Tax Affiliates or their respective business, assets or operations for any and all Taxable periods ending before the date hereof; and for any other Taxable years that remain subject to audit or investigation by any Tax Authority.

(i)                                     Except as disclosed on Schedule 4.10, ante4 and each of its Tax Affiliates is, and at all times has been, a corporation or association Taxable as a corporation for federal income Tax purposes.

(j)                                     Neither ante4 nor any of its Tax Affiliates has made any election under Code Section 1362(a) to be an S corporation.

4.11                           Contracts and Commitments.

(a)                                  Except as set forth on Schedule 4.11, all material agreements of ante4 have been filed as an exhibit to the ante4 SEC Filings (such material contracts and any contracts described on Schedule 4.11, the “ante4 Contracts”).

(b)                                 To ante4’s knowledge, ante4 has performed, in all material respects, the obligations required to be performed by it in connection with the ante4 Contracts and is not in receipt of any claim of default under any ante4 Contract; ante4 has no present expectation or intention of not fully performing any material obligation pursuant to any ante4 Contract; and ante4 has no knowledge of any breach or anticipated breach by any other party to any ante4 Contract.  Schedule 4.11 lists the liabilities and obligations of ante4 as of the Closing.

4.12                         Intellectual Property.  ante4 neither owns nor licenses any material intellectual property.

4.13                         Affiliate Transactions.  Except as disclosed in the ante4 SEC Filings, and other than pursuant to this Agreement, no officer, director or employee of ante4, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such Persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such Persons) (collectively, the “ante4 Insiders”), has any agreement with ante4 (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of ante4 (other than ownership of capital stock of ante4). ante4 is not indebted to any ante4 Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no ante4 Insider is indebted to ante4 except for cash advances for ordinary business expenses). None of the ante4 Insiders has any direct or indirect interest in any competitor, supplier or customer of ante4 or in any Person from whom or to whom ante4 leases any property, or in any other Person with whom ante4 transacts business of any nature. For purposes of this Section 4.13, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children and siblings of such officer, director or employee.

4.14                         Compliance with Laws; Permits.

(a)                                  Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on ante4, ante4 and its officers, directors, agents and employees have complied with all applicable laws, Environmental Laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against ante4, and ante4 has not received any written notice, alleging a violation of any such laws, Environmental Laws, regulations or other requirements.

(b)                                 ante4 has no licenses, permits, Environmental Permits or certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) and no such items are necessary to permit it to conduct its business and own and operate its properties.

4.15                         Books and Records.  The books of account, minute books, stock record books, and other similar records of ante4, complete copies of which have been made available to Plains Energy, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ante4.

4.16                         Real Property.  ante4 does not own any real property.  ante4 has good and valid title to all of its leaseholds and other interests free and clear of all Liens, except for such Liens which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.  The real property to which such leaseholds and other interests pertain constitutes all of the real property used in ante4’s business.

4.17                         Insurance.  The insurance policies obtained and maintained by ante4 that are material to ante4 are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that ante4 is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and ante4 has received no written notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

4.18                         Environmental Matters.

(a)                                  To its knowledge, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on ante4, (i) ante4 has not transported, handled, treated, stored, used, manufactured, distributed, disposed of, released or exposed its employees or others to any Hazardous Materials in violation of any applicable law, and (ii) ante4 has not engaged in any Hazardous Materials Activities in violation of any applicable law, rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(b)                                 No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to ante4’s knowledge, threatened against ante4 concerning (i) any ante4 Permit relating to any environmental matter, (ii) any Hazardous Material or (iii) any Hazardous Materials Activity of ante4.  ante4 is not aware of any fact or circumstance which could involve ante4 in any environmental litigation or impose upon ante4 any environmental liability.

(c)                                  ante4 has complied and is in compliance, in each case in all material respects, with all applicable laws, rules, regulations, treaties and statutes promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

4.19                           Proprietary Information and Inventions.  No current ante4 employee, consultant, or advisory board member is a party to either any non-disclosure agreement or an alternative employment agreement with ante4 containing comparable non-disclosure provisions.

4.20                           Tax-Free Reorganization.  Neither ante4 nor, to ante4’s knowledge, any of its Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

4.21                           Full Disclosure.  The representations and warranties of each of ante4 and PAC contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading. There is no fact of which ante4 or PAC has knowledge that has not been disclosed to Plains Energy in the ante4 SEC Filings or pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or would reasonably be expected to have a Material Adverse Effect on ante4 or PAC, or materially adversely affect the ability of ante4 or PAC to consummate in a timely manner the transactions contemplated hereby.

4.22                         Trading Matters.  At the date hereof (i) the ante4 Common Stock is traded and quoted in the over-the-counter bulletin board market (the “OTCBB”), (ii) ante4 has and shall have performed or satisfied all of its undertakings to, and of its obligations and requirements with, the SEC, (iii) ante4 has not taken, and shall not have taken, any action that would preclude, or otherwise jeopardize, the inclusion of the ante4 Common Stock for quotation on the OTCBB and (iv) ante4 does not have any reasonable basis to believe that the ante4 Common Stock is the subject of delisting (or hearings or any similar process related thereto).

4.23                         Shell Company Status.  At the date hereof and as of the Effective Time, ante4 is not a “shell company” as such term is defined in Section 12b-2 of the Exchange Act.

4.24                         Prepaid Assets.  Schedule 4.24 hereof lists all prepaid assets of ante4 as of the Effective Date.

4.25                           Information Statement.  ante4 furnished all material information concerning ante4 and ante5, respectively, as could be reasonably necessary or requested in connection with the Information Statement.  None of the information supplied by ante4 for inclusion or incorporation by reference in the Information Statement, at the time the Information Statement was first published, sent or given to holders of the Plains Energy Stock, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.26                           Private Placement. ante4 has taken all necessary action on its part such that the issuance of the Merger Consideration to Plains Energy stockholders and warrant holders constitutes a valid “private placement” that is exempt from the registration requirements of the Securities Act and applicable state securities laws.

4.27                           Spin-Off.  ante4 has (i) transferred all of ante4’s assets other than the Cash at Closing and the ARS to ante5; and (ii) caused ante5 to assume all of ante4’s liabilities other than (a) ante4’s obligation to pay the Feltl Fee and Expenses; (b) all of ante4’s obligations under its lease for office space at 5700 Wilshire Boulevard, Suite 625, Los Angeles, California; (c) any obligations arising under the Indemnification Agreements by and between ante4 and Ray Moberg, Joseph Carson, Jr., Michael Beindorff and Mimi Rogers, all of whom resigned as members of the Board as of the Effective Date; and (d) any repayment or other obligations related to the line of credit with UBS Financial Services in connection with the ARS.

ARTICLE 5

ADDITIONAL COVENANTS AND AGREEMENTS

5.1                                 Governmental Filings.  Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including, but not limited to, the Exchange Act, to consummate the transactions contemplated by this Agreement. Prior to submitting each filing, application, registration statement or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with an opportunity to review and comment on each such filing, application, registration statement or other document to the extent permitted by applicable law. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated by this Agreement.

5.2                                 Expenses.  Except for the Feltl Fees and Expenses, which will be paid by the Surviving Company on the Closing Date or as soon as is practicable thereafter, or as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

5.3                                 Tax Treatment.  The Surviving Company shall not knowingly take any action which could reasonably be expected to disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

5.4                                 Press Releases.  Plains Energy and ante4 shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the other transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

5.5                                 Registration Rights with Respect to ante4 Common Stock.

(a)                                    On or prior to the fifth (5th) business day following the Closing Date, ante4 shall use commercially reasonable efforts to prepare and file with the SEC a registration statement covering the resale of all Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415 (the “Initial Registration Statement”); provided, however, that if the 5th business day following the Closing Date falls on a day that the SEC is closed for business, such deadline shall be extended to the next business day on which the SEC is open for business.  The Initial Registration Statement shall be on Form S-1.  Notwithstanding the registration obligations set forth in this Section 5.5, in the event the SEC informs ante4 that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof; (ii) permit one (1) counsel of such Holders (to be chosen by a majority of the Holders, and at all such Holders expense) to review and participate in discussions regarding ante4’s response to the SEC regarding the application of 415 to the Initial Registration Statement, (iii) use its best efforts to file amendments to the Initial Registration Statement as required by the SEC and/or (iv) if required by the SEC, withdraw the Initial Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the SEC on Form S-1 or such other form available to register for resale the Registrable Securities.  In the event ante4 amends the Initial Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, ante4 will use its best efforts to file with the SEC, as promptly as allowed by the SEC or staff guidance provided to ante4 or to registrants of securities in general, one or more registration statements on Form S-1 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Initial Registration Statement, as amended, or the New Registration Statement.

(b)                                   ante4 shall use its best efforts to cause each registration statement to be declared effective by the SEC as soon as practicable and shall use its best efforts to keep each registration statement continuously effective under the Securities Act until the earlier of (i) such time as all of the Registrable Securities covered by such registration statement have been publicly sold by the Holders, (ii) the date that all Registrable Securities covered by such registration statement may be sold without restriction pursuant to Rule 144 of the Securities Act, as determined by counsel to the Surviving Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holders, or (iii) the date that is one (1) year from the Closing Date.  ante4 shall ensure that each registration statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading.  Each registration statement shall also cover, to the extent allowable under the Securities Act and the rules promulgated thereunder

(including Rule 416), such indeterminate number of additional shares of ante4’s common stock resulting from stock splits, stock dividends or similar transactions with respect to the Registrable Securities. Notwithstanding any other provision of this Section 5.5, ante4 may at any time, abandon or delay any registration commenced ante4 if the Board determines in good faith that such abandoning or delay is reasonably necessary to comply with the requirements of the SEC.  In the event of such an abandonment, the ante4 shall not be required to continue registration of shares requested by the Holder for inclusion, the Holder shall retain the right to request inclusion of shares as set forth above and the withdrawn registration shall not be deemed to be a registration request for the purposes of Section 5.5(c) below.

(c)                                  Each Holder shall have the right to request inclusion of any of its Registrable Securities in a registration statement as described in this Section 5.5, but shall only be able to make one such request.  Notwithstanding anything to the contrary contained in this Section 5.5, all registration rights hereunder shall expire on the one (1) year anniversary of the Closing Date.

(d)                                 It shall be a condition precedent to the obligation of ante4 to take any action pursuant to this Section 5.5 with respect to the Registrable Securities of any Holder that such Holder shall furnish to the ante4 such information regarding the Holder, the Registrable Securities held by the Holder, and the intended method of disposition of such securities as shall be reasonably required by ante4 to effect the registration of such Holder’s Registrable Securities.

5.6                                   Securities Law Filings.  Promptly upon the execution of this Agreement, the parties hereto shall cooperate in the preparation and filing of all filings required by applicable securities laws, including, without limitation, current reports on Form 8-K and information required by Rule 14f-1 under the Exchange Act.

5.7                                   Spin-Off.  As soon as is practicable after the Closing, the Surviving Company will file a Form 10 with the SEC with respect to the registration of ante5’s shares of common stock under the Exchange Act (the “Form 10”), which Form 10 will be part of an information statement to be provided to the Surviving Company’s stockholders describing the Spin-Off (the “Spin-Off Information Statement”), and will file such Spin-Off Information Statement with the SEC.  Pursuant to information contained in the Information Statement, the holders of Plains Energy Stock have been made aware of, and have agreed that, among other things, (i) they will only be entitled to receive ante5 shares in the Spin-Off if the Spin-Off has not been approved by the SEC and finalized within fifty-nine (59) days of the Closing Date; (ii) they will not sell, transfer or otherwise dispose of such ante5 shares, if received, for a period of three (3) months after receipt of such shares; (ii) that the certificates representing shares of ante5 will contain a legend reflecting the restrictions on transfer of such shares; (iii) ante5 shall have the right, exercisable at any time prior to the sale of such ante5 shares pursuant to a “broker’s transaction” within the meaning of Section 4(4) of the Securities Act and Rule 144 promulgated thereunder, to purchase all such securities from the holder at a price per share of $0.001, payable in cash; and (iv) after notice in writing from ante5 that it is exercising its repurchase rights, and receipt of payment by the holder for such ante5 shares, the holder has agreed and acknowledged that such ante5 shares will be subject to cancellation at the option of ante5, and holder will have no further rights in connection therewith.  The parties hereby agree to use their best efforts to effectuate each of the foregoing actions in connection with the Spin-Off as soon as possible following the Closing.  The parties agree and acknowledge that (a) ante5 will be responsible for any fees and expenses incurred by ante4 in connection with the Spin-Off after the Effective Date; (b) the Surviving Company will transfer to ante5 the amount paid by UBS Financial Services for the ARS as soon as is practical after the Surviving Company’s receipt of payment therefore; and (c) the stockholders of record of ante4 immediately prior to the Effective Date are third-party beneficiaries of the obligations of ante4 to effectuate the Spin-Off as described herein.

ARTICLE 6

DELIVERIES AT CLOSING

6.1                                 Closing Deliveries of Plains Energy.  At Closing, Plains Energy will deliver the following to ante4 and PAC:

(a)                                Secretary’s Certificate. Plains Energy shall have furnished to ante4 (i) copies of the text of the resolutions by which the corporate action on the part of Plains Energy necessary to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Effective Date executed on behalf of Plains Energy by its corporate secretary or one of its assistant corporate secretaries certifying to ante4 that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (iii) an incumbency certificate dated as of the Effective Date executed on behalf of Plains Energy by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of Plains Energy executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto by Plains Energy, and (iv) a copy of the certificate of incorporation of Plains Energy, certified by the Secretary of State of the State of Nevada, and a certificate from the Secretary of State of the State of Nevada evidencing the good standing of Plains Energy in such jurisdiction.

(b)                               Audited Financials Statements.  Plains Energy shall have delivered to ante4 the Plains Energy Financial Statements.

(c)                                Lockups.  Each of James Russell (J.R.) Reger and Mitch Thompson will have entered into lockup agreements with ante4 pursuant to which each of them will agree not to sell any equity securities of ante4 owned or controlled by them for a period of one (1) year from the Closing Date.

(d)                               Restricted Stock Agreements.  Each of James Russell (J.R.) Reger and Mitchell Thompson will have entered into Restricted Stock Agreements.

(e)                                Business Plan.  Plains Energy shall have delivered to ante4, and ante4 will have reviewed and approved (such approval not to be unreasonably withheld), a written business or operating plan regarding the business of the Surviving Company.

(f)                                  Fairness Opinion.  The Board will have received a fairness opinion from FIG Partners, LLC opining as to the fairness of the transactions contemplated by this Agreement to ante4’s stockholders from a financial point of view.

(g)                               Federal Tax Opinion.  ante4 shall have received a tax opinion from Fredrikson & Byron P.A., counsel to Plains Energy, which opinion may be based on customary reliance and subject to customary qualifications, to the effect that for federal income tax purposes:

(i)                                     The Merger qualifies as a reorganization under Section 368(a) of the Code. Plains Energy, PAC and ante4 will each be a party to the reorganization within the meaning of Section 368(b) of the Code; and

(ii)                                  No gain or loss will be recognized by the stockholders of Plains Energy upon the receipt by its stockholders of the Merger Consideration pursuant to Section 354(a)(1) of the Code.

(i)                                     Payment of ante4 Liabilities.  ante4 will have satisfied all of ante4’s payment obligations identified on Schedule 4.11.

6.2                                 Closing Deliveries of ante4.  At Closing, ante4 will deliver to Plains Energy the following:

(a)                                  Secretary’s Certificate. ante4 shall have furnished to Plains Energy (i) copies of the text of the resolutions by which the corporate action on the part of each of ante4 and PAC necessary to approve this Agreement and the Certificate of Merger, the election of the directors of the Surviving Company to serve following the Effective Time and the transactions contemplated hereby and thereby were taken, which shall be accompanied by a certificate of the corporate secretary or assistant corporate secretary of each of ante4 and PAC, in each case, dated as of the Effective Date certifying to Plains Energy that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (ii) an incumbency certificate dated as of the Effective Date executed on behalf of each of ante4 and PAC by their respective corporate secretary or one of their respective assistant corporate secretaries certifying the signature and office of each officer of ante4 and PAC, as the case may be, executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto, and (iii) a copy of the certificate of incorporation of each of ante4 and PAC, certified by the Secretary of State of the State of Delaware, and certificates from the Secretary of State of Delaware evidencing the good standing of each of ante4 and PAC in such jurisdiction.

(b)                                 Legal Opinions.  Plains Energy shall have received a legal opinion from Maslon Edelman Borman & Brand, LLP, counsel to ante4, which opinion may be based on customary reliance and subject to customary qualifications, to the effect that (i) the issuance of the Merger Consideration is exempt from the registration requirements of the Securities Act, and (ii) ante4 is not, and immediately prior to the Effective Time and as of the Effective Time will not be, a “shell company” as defined in Section 12b-2 of the Exchange Act.

(c)                                  Resignations and Terminations.  Effective as of the Effective Time, ante4’s officers and employees will have been terminated in writing by ante4 immediately prior to the Effective Time, and the four (4) members of the Board other than Steve Lipscomb, Bradley Berman and Lyle Berman shall have delivered their resignations from the Board.

(d)                                 Employment Agreements.  James Russell (J.R.) Reger and Mitch Thompson will have each entered into employment agreements with ante4 to serve as its Chief Executive Officer and Chief Financial Officer, respectively.  The form of Mr. Reger’s employment agreement is attached hereto as Exhibit D, and the form of Mr. Thompson’s employment agreement is attached hereto as Exhibit E.

(e)                                  Lockups.  Each of Lyle Berman, Bradley Berman and Steven Lipscomb will have entered into lockup agreements with ante4 pursuant to which each of them will agree not so sell any equity securities of ante4 owned or controlled by them for a period of one (1) year from the Closing Date.

(f)                                    Cash at Closing.  At the Closing, ante4 will have available the Cash at Closing.

(g)                                 Permitted Liabilities.  At the Closing, ante4 will have no Liabilities of any nature other than the Permitted Liabilities listed on Schedule 4.4.

(h)                                 Indemnification.  As of the Effective Date, ante5 has agreed to indemnify and hold harmless the Surviving Corporation against all losses sustained by it in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any act or omission of ante4 prior to the Effective Time, for a period of two (2) years after the Closing Date and in an amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate, as further set forth in Section 6.01 of the Distribution Agreement entered into between ante4 and ante5 in connection with the Spin-Off, which is attached hereto as Exhibit F.

ARTICLE 7

GENERAL PROVISIONS

7.1                                 Notices.  All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, fax, overnight delivery service, or registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to Plains Energy:	Plains Energy Investments, Inc.
2812 1st Avenue N., Suite 506
Billings, Montana 59101
Facsimile: (406) 245-4914
Attn: Mitchell Thompson

With copies to:	Fredrikson & Byron P.A.
200 South Sixth Street
Suite 4000
Minneapolis, Minnesota 55402
Facsimile: 612-492-7077
Attn: Thomas F. Steichen

If to ante4	ante4, Inc.
or PAC:	5700 Wilshire Boulevard
Suite 625
Los Angeles, California 90036
Via email or PDF: slipscomb@ante4.com
Attn: Steven Lipscomb

With copies to:	Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Facsimile: 612-642-8388
Attn.: David J. Polgreen

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received; if delivered by registered or certified mail (postage prepaid and return receipt requested), when receipt acknowledged; if faxed, on the day of transmission or, if that day is not a business day, on the next business day; and the next day delivery after being timely delivered to a recognized overnight delivery service.

7.2                                 No Survival.  The representations and warranties contained in this Agreement and in any instrument delivered pursuant to this Agreement will terminate at the Effective Time.  The covenants or agreements contained in Article 2 and any other covenants or agreements contained in this Agreement requiring performance or compliance after the Effective Time shall survive the Effective Time indefinitely.

7.3                                 Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References to Sections, Articles, Exhibits or Schedules refer to Sections of, Articles of, Exhibit to, or Schedule to, this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

7.4                                 Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

7.5                                 Amendment.  Except as otherwise required by applicable law after the stockholders of Plains Energy approve this Agreement, the Merger and the other transactions contemplated hereby, this Agreement may be amended or modified by the parties hereto only by an instrument in writing signed on behalf of each of the parties hereto.

7.6                                 Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto or (b) waive compliance with any of the agreements of the other parties hereto or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall be valid only if made in writing and duly executed by the party giving such extension or waiver.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

7.7                                 Miscellaneous.  This Agreement (together with all other documents and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements, understandings and undertakings, both written and oral, among the parties with respect to the subject matter hereof; and (b) shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns, provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

7.8                                 Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

7.9                                 Third-Party Beneficiaries.  This Agreement is not intended to confer any right or cause of action hereunder upon any Person other than the parties hereto; provided, however, that (i) Holders of Registrable Securities shall be third-party beneficiaries of, and have the right to enforce the provisions of, Section 5.5 hereof; and (ii) stockholders of record of ante4 immediately prior to the Effective Date shall be third-party beneficiaries of, and have the right to enforce the provisions of Section 5.7 hereof.

7.10                           Governing Law.  This Agreement shall be governed by, and construed in accordance with the laws of the State of Minnesota (except to the extent the DGCL or NRS apply), without regard to the conflicts of law rules of such state.

7.11                           Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of Minnesota, Hennepin County, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.1.  Nothing in this Section 7.11, however, affects the right of any party to serve legal process in any other manner permitted by law.

[Remainder of Page Left Intentionally Blank — Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the date first written above.

PLAINS ENERGY INVESTMENTS, INC.

By:	/s/ J.R. Reger
Name:	J.R. Reger
Title:	Chief Executive Officer

ANTE4, INC.

By:	/s/ Steve Lipscomb
Name:	Steve Lipscomb
Title:	President, Chief Executive Officer and Secretary

PLAINS ENERGY ACQUISITION CORP.

By:	/s/ Steve Lipscomb
Name:	Steve Lipscomb
Title:	Chief Executive Officer and Secretary

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